Exhibit 99.1

Press Release April 17, 2013
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports First Quarter 2013 Diluted Earnings Per Share of $0.21

FORT WAYNE, INDIANA, April 17, 2013 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced first quarter 2013 net income of $48 million, or $0.21 per diluted share, on net sales of $1.8 billion.  By comparison, prior year first quarter net income was $46 million, or $0.20 per diluted share, on net sales of $2.0 billion; and sequential fourth quarter 2012 net income was $61 million, or $0.27 per diluted share, on net sales of $1.7 billion.  Prior quarters included the following items—first quarter 2012 earnings were reduced by $0.03 per diluted share due to refinancing costs and fourth quarter 2012 earnings were increased by $0.07 per diluted share due to positive tax adjustments.

“The first quarter remained challenging from a market perspective, as customer confidence and buying patterns continued to be impacted by global economic uncertainty;” said President and Chief Executive Officer, Mark Millett, “but the team did a great job.  We hit several production records, and did so safely, as safety records improved from levels already better than industry standards.  We are pleased the first quarter financial performance was at the upper range of our March guidance.  Operating income improved slightly to $96 million compared to last quarter’s results.

“Compared to the fourth quarter, operating income from our steel operations improved four percent to $122 million, as increased long product volumes more than offset weaker sheet steel shipments and somewhat lower overall metal spreads,” stated Millett.  “An oversupplied northeastern U.S. galvanized sheet market pressured first quarter shipments from The Techs.  However, increased shipments of wide flange beams, rail and engineered bar products more than offset the decrease.  Despite the slow growth of the commercial construction market, we have seen increased wide flange beam shipments for several consecutive quarters, albeit still very low in relative historical terms, and our fabrication business continues to be profitable.

“Operating income from our metals recycling operations decreased three percent to $25 million when compared to the fourth quarter, as increased volumes were more than offset by decreased ferrous and nonferrous margins,” said Millett. “We noted in our fourth quarter 2012 earnings release that we were anticipating potential challenges in the metals recycling market during the first quarter 2013.  Due to ongoing slow U.S. growth and inclement weather, the availability of unprocessed scrap was limited, particularly in the Midwest and along the northeastern corridor, resulting in increased costs to purchase unprocessed material.

“The company’s continued solid performance in a difficult market environment is driven by our ongoing commitment to provide exceptional value to our customers, while taking advantage of our innovative, low-cost operating culture.  We remain committed to leveraging the full complement of our competitive strengths to sustain and grow shareholder value,” Millett concluded.

First Quarter Review

First quarter shipments were higher across the company’s operating segments when compared to the fourth quarter of 2012, and to the prior year first quarter, aside from metals recycling which decreased year over year.  Operating income increased slightly when compared to the fourth quarter of last year, but declined 20 percent from prior year’s first quarter, primarily due to reduced steel metal spreads, as steel product pricing decreased more than scrap raw material costs.

The company’s steel mill utilization rate improved to 89 percent in the first quarter from 80 percent in the fourth quarter of 2012.  There was a shift toward higher valued-added products in the company’s steel shipments during the first quarter of 2013, when compared to the fourth quarter of 2012.  This change helped offset decreased metal spread, resulting in increased operating income of $4 million.  The average selling price per ton shipped increased $5 to $789 in the first quarter, and the average ferrous scrap cost per ton melted increased $8 per ton.   Operating income attributable to the company’s long product operations increased 16 percent when compared to the sequential quarter, while earnings from sheet operations decreased four percent.

The impact of losses from the company’s Minnesota operations on first quarter 2013 consolidated net income was approximately $14 million, or $0.06 per diluted share, which included a unique loss of $2 million (after taxes), or $0.01 per diluted share, related to the sale of excess iron concentrate reserves purchased from third parties.  In addition, despite achieving record production levels, the use of higher cost iron concentrate during the quarter also resulted in increased operating losses.  Comparatively, the impact of losses on fourth quarter 2012 earnings was $10 million, or approximately $0.04 per diluted share.  As previously indicated and according to plan, the installation of additional oxygen-burners and other equipment modifications will be made at the iron nugget facility in April.  These modifications are expected to further improve production volumes.

Production at the company’s iron concentrate facility continues to proceed well, and the plant is operating at a cash-cost of less than $50 per metric ton, which is substantially less than current market prices in excess of $135 per metric ton.  As iron concentrate is the primary raw material for the iron nugget facility, this is a pivotal achievement in lowering the raw material input cost of iron nuggets.

The company plans to start solely using its lower-cost iron concentrate for nugget production in May.  However, due to costs related to the outage, the company still anticipates second quarter 2013 losses associated with the Minnesota operations to be similar to those recorded in the fourth quarter of 2012.

During the first quarter the company issued $400 million of new 5¼% senior notes due in 2023 and offered to repay $500 million of its existing 6¾% senior notes due in 2015.  At March 31, 2013, the company had repaid $302 million of the existing senior notes, repaying the remaining amount of $198 million on April 9, 2013.  After giving effect to the April repayment, total debt decreased $100 million and liquidity remained strong with $1.4 billion in unrestricted cash and available funding under the revolving credit facility. These transactions, along with the resulting repayment of debt with available cash, not only extended the company’s overall debt maturity profile, but should also provide an estimated annual interest savings of approximately $13 million.

Outlook

“Demand for high-quality steel products has not abated,” Millett said. “We remain optimistic. The team is on track to complete the organic growth projects scheduled to start at the end of this year, including the engineered special-bar-quality capacity expansion and the premium rail product addition.  The automotive market remains strong, and we believe there is potential for manufactured goods to continue to build momentum in 2013.   Housing start data also suggests an increasingly higher potential for a recovery in residential construction. We continue to be cautiously optimistic about the nonresidential construction market in 2013, as market indices continue to trend higher. We also view the increase in our long product and fabrication sales as a positive sign, even though they are improving from historically low levels. We are confident that with our exceptional team, and our superior, low-cost operating culture, we are uniquely prepared to capitalize on the opportunities ahead.”

Summary First Quarter Operating Segment Information

The following tables highlight operating results for each of the company’s primary operating platforms. References to operating income in the following paragraphs exclude profit-sharing expenses and amortization pertaining to intangible assets.  Dollar amounts are in thousands, excluding per ton data.

Steel Operations

This segment includes five electric-arc-furnace steel mills and related steel finishing and processing facilities, including The Techs. The company’s steel operations produce flat-rolled steel, structural steel, merchant bars, engineered special-bar-quality steel, rebar, rail, and specialty shapes.

	First Quarter		Sequential
	2013	2012	4Q 2012
Total Sales	$1,142,075	$1,254,464	$1,126,438
External Sales	1,061,312	1,186,720	1,061,419
Operating Income	121,589	139,740	117,097
Total Shipments (tons)	1,469,802	1,450,123	1,457,053
Average External Sales Price Per Ton	$789	$875	$784
Average Ferrous Scrap Cost Per Ton	$351	$417	$343

Metals Recycling and Ferrous Resources Operations

This segment principally includes the company’s metals recycling operations (OmniSource Corporation), a liquid pig iron production facility (Iron Dynamics), and the company’s Minnesota iron producing operations.

	First Quarter		Sequential
Metals Recycling & Ferrous Resources	2013	2012	4Q 2012
Total Sales	$914,568	$1,112,340	$798,163
External Sales	621,128	699,600	530,258
Operating Income (Loss)	(4,309)	10,399	507

	First Quarter		Sequential
Metals Recycling (Standalone)	2013	2012	4Q 2012
Total Sales	$835,039	$1,057,173	$741,342
External Sales	609,918	699,342	520,931
Operating Income	24,965	25,004	25,818
Unrealized Hedging Gains	691	2,003	9,820
Ferrous Shipments (gross tons)	1,342,929	1,582,840	1,238,143
% Shipments to SDI Steel Mills	41%	48%	46%
Nonferrous Shipments (pounds 000’s)	279,656	291,636	251,080

Steel Fabrication Operations

Steel fabrication operations include New Millennium Building Systems, which fabricates steel joists, trusses, and decking used in the construction of non-residential buildings.

	First Quarter		Sequential
	2013	2012	4Q 2012
Total Sales	$94,375	$74,896	$98,301
Operating Income (Loss)	1,530	(2,668)	1,448
Total Shipments (tons)	77,583	60,183	76,870
Average External Sales Price Per Ton	$1,214	$1,244	$1,278

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.3 billion in 2012, over 6,600 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a recurrent slowing economy on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Conference Call and Webcast

On Thursday, April 18, 2013, at 10:00 a.m. Eastern Time, Steel Dynamics will host a conference call with investors and analysts to discuss the company’s first quarter 2013 operating and financial results.  We invite you to listen to the live audiocast of the conference call accessible from our website (http://www.steeldynamics.com), or via telephone (the conference call number may also be obtained on our website).   A replay of the discussion will be available on our website until midnight on  April 25, 2013.  A downloadable podcast and an MP3 file of the event will also be available on our website.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2013	2012	2012

Net sales	$1,795,696	$1,982,040	$1,705,001
Costs of goods sold	1,619,432	1,780,776	1,524,904
Gross profit	176,264	201,264	180,097

Selling, general and administrative expenses	65,262	64,384	69,340
Profit sharing	6,643	8,072	6,750
Amortization of intangible assets	8,127	8,992	8,722
Impairment charges	—	—	356
Operating income	96,232	119,816	94,929

Interest expense, net of capitalized interest	34,629	41,112	34,877
Other expense (income), net	(1,046)	10,248	(3,852)
Income before income taxes	62,649	68,456	63,904

Income taxes	21,397	26,679	8,810
Net income	41,252	41,777	55,094

Net loss attributable to noncontrolling interests	6,963	3,898	5,477

Net income attributable to Steel Dynamics, Inc.	$48,215	$45,675	$60,571

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$.22	$.21	$.28

Weighted average common shares outstanding	219,995	218,996	219,346

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$.21	$.20	$.27

Weighted average common shares and equivalents outstanding	238,087	236,526	236,890

Dividends declared per share	$.11	$.10	$.10

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

(dollars in thousands)

	Quarter Ended		Quarter Ended
	March 31,		December 31,
	2013	2012	2012
Steel Operations*

Shipments (tons)
Flat Roll Division	704,290	658,505	713,770
Structural and Rail Division
Structural	228,089	227,059	225,100
Rail	52,808	33,947	37,341
Engineered Bar Products Division	112,821	157,489	98,858
Roanoke Bar Division	139,950	151,296	127,952
Steel of West Virginia	80,707	77,212	73,581
The Techs	151,137	144,615	180,451
Total	1,469,802	1,450,123	1,457,053
Intra-company	(125,370)	(94,176)	(102,772)
External	1,344,432	1,355,947	1,354,281

Production, excluding The Techs (tons)	1,407,508	1,351,818	1,290,567

Net sales
Total	$1,142,075	$1,254,464	$1,126,438
Intra-company	(80,763)	(67,744)	(65,019)
External	$1,061,312	$1,186,720	$1,061,419

Operating income before amortization of intangibles	$121,589	$139,740	$117,097
Amortization of intangibles	(2,288)	(2,432)	(2,289)
Operating income (Note 1)	$119,301	$137,308	$114,808

Metals Recycling and Ferrous Resources Operations**

OmniSource
Ferrous metals shipments (gross tons)
Total	1,342,929	1,582,840	1,238,143
Intra-company	(553,890)	(763,767)	(573,293)
External	789,039	819,073	664,850

Nonferrous metals shipments (thousands of pounds)
Total	279,656	291,636	251,080
Intra-company	(3,529)	(1,958)	(3,456)
External	276,127	289,678	247,624

Mesabi Nugget shipments (metric tons) - Intra-company	59,685	46,230	36,481

Iron Dynamics (metric tons) - Intra-company	64,685	56,628	57,117

Net sales
Total	$914,568	$1,112,340	$798,163
Intra-company	(293,440)	(412,740)	(267,905)
External	$621,128	$699,600	$530,258

Operating income (loss) before amortization of intangibles	$(4,309)	$10,399	$507
Amortization of intangibles	(5,515)	(6,236)	(6,110)
Operating income (loss) (Note 1)	$(9,824)	$4,163	$(5,603)

Steel Fabrication Operations***

Shipments (tons)
Total	77,583	60,183	76,870
Intra-company	(334)	(2)	(187)
External	77,249	60,181	76,683

Net sales
Total	$94,375	$74,896	$98,301
Intra-company	(578)	(4)	(277)
External	$93,797	$74,892	$98,024

Operating income (loss) (Note 1)	$1,530	$(2,668)	$1,448

*	Steel Operations include the company’s five steelmaking divisions and The Techs three galvanizing plants.
**	Metals Recycling and Ferrous Resources Operations include OmniSource; Iron Dynamics (all shipments are internal); and Minnesota Operations, including Mesabi Nugget (all shipments have been internal).
***	Steel Fabrication Operations include the company’s joist and deck fabrication operations.

(Note 1) Segment operating income (loss) excludes profit sharing expense.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Current assets
Cash and equivalents	$477,861	$375,917
Investments in short-term commercial paper	—	31,520
Accounts receivable, net	753,301	642,363
Inventories	1,170,159	1,202,507
Deferred income taxes	23,564	23,449
Income taxes receivable	412	893
Other current assets	23,644	19,576
Total current assets	2,448,941	2,296,225

Property, plant and equipment, net	2,232,413	2,231,198

Restricted cash	23,400	27,749

Intangible assets, net	408,832	416,635

Goodwill	736,912	738,542

Other assets	106,076	105,067
Total assets	$5,956,574	$5,815,416

Liabilities and Equity
Current liabilities
Accounts payable	$410,632	$360,097
Income taxes payable	13,438	16,941
Accrued expenses	159,035	203,008
Current maturities of long-term debt	231,582	29,631
Total current liabilities	814,687	609,677

Long-term debt
Term note	240,625	247,500
Senior notes	1,500,000	1,600,000
Convertible senior notes	287,496	287,496
Other long-term debt	41,093	37,610
Total long-term debt	2,069,214	2,172,606

Deferred income taxes	546,722	537,304
Other liabilities	19,947	19,173

Commitments and contingencies

Redeemable noncontrolling interests	99,414	98,814

Equity
Common stock	639	637
Treasury stock, at cost	(719,076)	(720,479)
Additional paid-in capital	1,045,973	1,037,687
Retained earnings	2,111,597	2,087,620
Total Steel Dynamics, Inc. equity	2,439,133	2,405,465
Noncontrolling interests	(32,543)	(27,623)
Total equity	2,406,590	2,377,842
Total liabilities and equity	$5,956,574	$5,815,416

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended
	March 31,
	2013	2012

Operating activities:
Net income	$41,252	$41,777

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,061	55,572
Equity-based compensation	4,753	6,123
Deferred income taxes	10,935	9,197
Changes in certain assets and liabilities:
Accounts receivable	(110,938)	(60,820)
Inventories	32,348	(55,090)
Accounts payable	38,988	34,902
Income taxes receivable/payable	(3,022)	17,392
Other assets and liabilities	(41,667)	(27,632)
Net cash provided by operating activities	29,710	21,421

Investing activities:
Purchase of property, plant and equipment	(45,346)	(45,555)
Other investing activities	33,934	(1,864)
Net cash used in investing activities	(11,412)	(47,419)

Financing activities:
Issuance of current and long-term debt	409,261	289,969
Repayment of current and long-term debt	(305,691)	(283,448)
Debt issuance costs	(5,997)	(2,191)
Proceeds from exercise of stock options, including related tax effect	7,614	1,097
Contributions from noncontrolling investors, net	411	9,506
Dividends paid	(21,952)	(21,887)
Net cash provided by (used in) financing activities	83,646	(6,954)

Increase (decrease) in cash and equivalents	101,944	(32,952)
Cash and equivalents at beginning of period	375,917	390,761

Cash and equivalents at end of period	$477,861	$357,809

Supplemental disclosure information:
Cash paid for interest	$49,732	$18,753
Cash paid (received) for federal and state income taxes, net	$11,165	$(955)